EXPENSE LIMITATION AGREEMENT

This Expense Limitation Agreement, dated as of July 31, 2026 (the “Agreement”), is made by and between Thirdline Real Estate Income Fund (the “Fund”), a Delaware statutory trust, and Thirdline Capital Management, LLC, a Virginia limited liability company (the “Advisor”).

WHEREAS, the Fund is registered with the Securities and Exchange Commission (the “SEC”) as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Board of Trustees of the Fund (the “Board”) has appointed the Advisor as the investment adviser of the Fund pursuant to an Investment Advisory Agreement, dated August 12, 2022, between the Fund and the Advisor (the “Advisory Agreement”); and

WHEREAS, pursuant to the Advisory Agreement, the Fund is responsible for, and has assumed the obligation for, payment of all expenses that have not been specifically assumed by the Advisor thereunder; and

WHEREAS, the Advisor desires to (i) waive certain fees owed by the Fund to the Advisor and (ii) pay or reimburse the Fund for certain expenses of the Fund, in order to limit the Fund’s Operating Expenses (as that term is defined in Section 2 of this Agreement) pursuant to the terms and provisions of this Agreement.

NOW THEREFORE, the Fund and the Advisor hereby agree as follows:

1.	Limit on Operating Expenses

The Advisor hereby agrees for the duration of the Expense Limitation Period (as that term is defined in Section 5 of this Agreement) to waive all or a portion of its advisory fee and/or pay or reimburse the expenses of the Fund to the extent necessary to ensure that the Operating Expenses (as that term is defined in Section 2 of this Agreement) do not exceed 1.50% of the average daily net assets of the Fund (the “Expense Cap”).

2.	Definition

For purposes of this Agreement, the term “Operating Expenses” shall mean all expenses necessary or appropriate for the operation of the Fund, including expenses such as, but not limited to, administration, accounting, transfer agency, custody, filing and registration fees, audit, tax preparation, Organization and Offering Expenses (as that term is defined in Section 4 of this Agreement), shareholder servicing and advisory fees. Items that are specifically excluded from “Operating Expenses” are brokerage commissions, dividend expense on securities sold short, borrowing costs related to short-selling securities, interest expense, acquired fund fees and expenses, and extraordinary or non-routine expenses such as litigation expenses, taxes related to a failure to qualify as a REIT or meet distribution requirements and IRS or federal agency fees or charges. Moreover, any fees related to directly-held property by the Fund, whether through a joint-venture or wholly-owned subsidiary entity will be excluded from the definition of “Operating Expenses.” Such fees may include, but are not limited to interest payments, property management, origination, acquisition, construction management, development, servicing, special servicing, disposition, taxes, legal fees, audit, tax preparation, compliance and real estate brokerage commissions.

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3.	Recoupment of Fees and Expenses

The Advisor may seek recoupment of an amount equal to the portion of any fees waived and/or expenses paid or reimbursed by the Advisor pursuant to the terms of this Agreement (a “Recoupment”), provided that (i) the Recoupment occurs within three years after the date on which the Advisor waived its fees and/or paid or reimbursed expenses and (ii) the Recoupment does not cause the Operating Expenses to exceed the lesser of (a) the Expense Cap in effect at the time the Advisor waived its fees and/or paid or reimbursed expenses or (b) the Expense Cap in effect at the time of the Recoupment. Subject to the terms herein, the Advisor may elect to seek Recoupment or forgo seeking Recoupment at its discretion; however, upon request to the Fund, the Fund shall be obligated to pay the Advisor such Recoupment to the extent permitted under this Agreement.

4.	Organization and Offering Expenses

Subject to the limitations on Recoupment by the Advisor as set forth in Section 3 of this Agreement, the Fund shall pay or reimburse to the Advisor all Organization and Offering Expenses incurred by the Advisor on the Fund’s behalf. Reimbursement shall be made, without interest, to the Advisor beginning on the date of the initial public offering of the Fund’s shares for Organization and Offering Expenses incurred both before and after that date. Reimbursement payments will be made in monthly installments during the applicable month. If the sum of the total unreimbursed amount of such Organization and Offering Expenses, plus new expenses incurred since the last reimbursement payment, exceeds the reimbursement limit described above for the applicable monthly installment, the excess will be eligible for reimbursement in subsequent months, calculated on an accumulated basis, until the Advisor has been reimbursed in full. For purposes of this Agreement, the term “Organization and Offering Expenses” shall mean all third party charges and out-of-pocket costs and expenses incurred by the Fund and the Advisor in connection with the formation of the Fund, the offering of the Fund’s shares, and the admission of investors in the Fund, including, without limitation, travel, legal, accounting, filing, advertising and all other expenses incurred in connection with the offer and sale of interests in the Fund.

5.	Term

This Agreement shall become effective and shall remain in effect for one year from the effective date of the Agreement and thereafter shall continue in effect from year to year for successive one-year periods provided that such continuance is approved at least annually by the Board (each such period, an “Expense Limitation Period”), unless sooner terminated as provided in Section 6 of this Agreement.

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6.	Termination

This Agreement may be terminated at any time, and without payment of any penalty, (i) by the Board upon at least sixty (60) days’ written notice to the Advisor, (ii) by the Advisor with the consent of the Board, which consent will not be unreasonably withheld, or (ii) by the Advisor without the consent of the Board upon at least sixty (60) days’ written notice to the Board prior to the end of the Expense Limitation Period, with such termination effective upon the end of the Expense Limitation Period. This Agreement shall automatically terminate if the Advisory Agreement is terminated, with such termination effective upon the effective date of the Advisory Agreement’s termination. The termination of this Agreement shall not affect any obligation of a party that has accrued or is outstanding prior to such termination.

7.	Amendment

This Agreement may be amended or modified by mutual written consent of the Advisor and the Board.

8.	Miscellaneous

8.1       Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

8.2       Interpretation. Nothing herein shall be deemed to require the Fund to take any action contrary to the Fund’s Declaration of Trust, as may be amended and/or restated from time to time, or any applicable statutory or regulatory requirement to which the Fund is subject or by which the Fund is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

8.3       Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

8.4       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflicts of law principles thereof. provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act, the Investments Advisors Act of 1940, as amended, and any rules and regulations promulgated thereunder.

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8.5       Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

8.6       Severability. If any term or provision of this Agreement shall be held or made invalid by a court decision, statute, or rule, or otherwise shall be rendered invalid, then the remainder of this Agreement shall not be affected thereby.

8.7       Entire Agreement. This Agreement, including any appendices and schedules hereto (each of which is incorporated herein and made a part hereof by these references), represents the entire agreement and understanding of the parties hereto, and shall supersede any prior agreements.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Thirdline Capital Management, LLC

By:	/s/ Charles C. Hutchens

Name:	Charles C. Hutchens

Title:	Managing Director

Date:	July 31, 2026

Thirdline Real Estate Income Fund

By:	/s/ Lawrence S. Eiben

Name:	Lawrence S. Eiben

Title:	Secretary, Treasurer

Date:	July 31, 2026

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